EXHIBIT 99.1

MOBILE MINI ANNOUNCES STRATEGIC DIVESTITURE OF

NORTH AMERICAN MOBILE OFFICE FLEET

AUTHORIZES INCREASE IN SHARE REPURCHASE PROGRAM TO $175 MILLION

Phoenix, AZ – April 17, 2015 — Consistent with its strategy to optimize shareholder returns by focusing on higher returning assets, Mobile Mini, Inc. (Nasdaq GS: MINI) today announced that it has entered into a definitive agreement to sell its North American wood mobile office fleet of approximately 9,400 units to Acton Mobile Industries for total cash consideration of $92 million. Mobile Mini’s North American wood mobile office fleet generated approximately $46 million in revenue and $14 million in adjusted EBITDA for 2014, and has a current net book value of approximately $158 million.

Benefits of the sale include:

•	Enhances Mobile Mini’s focus on revenue growth related to higher returning portable storage, steel ground level offices and specialty containment assets;

•	Increases returns through the removal of the wood mobile office business, which has an adjusted EBITDA margin of approximately 30% and is dilutive to the overall combined business;

•	Returns a significant amount of capital that both creates an opportunity for investments in higher returning assets and deleverages the Company’s balance sheet;

•	Creates available infrastructure for more cost efficient expansion of higher margin core portable storage units, steel ground level offices as well as specialty containment products nationwide; and,

•	Enables selective cost reductions in Mobile Mini’s branch infrastructure.

“We made a strategic decision to exit the mobile office business. While a solid business, the mobile offices have higher repair and maintenance costs, require more land, and entail significantly more employee time to lease and prepare for rental. Furthermore, less than five percent of our customers rent both a wood mobile office and a steel portable storage product and therefore this business lacks both the synergies and returns offered by the specialty containment operations that we acquired in late 2014,” said Erik Olsson, President and Chief Executive Officer of Mobile Mini. “The integration of ETS is going very well and this divestiture, while modestly dilutive in 2015, accelerates our strategy to focus on core portable storage and specialty containment assets that generate superior returns,” Mr. Olsson concluded.

Due to shared costs and infrastructure, the Company estimates the divestiture would have resulted in an approximately $19 million reduction in 2014 adjusted EBITDA, had it occurred prior to the beginning of that year. Following the divestiture, Mobile Mini expects to incur approximately $2 million of costs related to exiting the wood mobile office business, and further expects the transaction, excluding the loss upon sale of the fleet, to be modestly dilutive to net income and earnings per share for the balance of 2015.

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The companies expect to close the transaction by mid-May 2015, subject to regulatory approvals and other customary closing conditions. The transition of the business and assets to Acton will begin immediately at closing and is expected to be largely complete within a six month timeframe.

Oppenheimer & Co., Inc. and DLA Piper acted as financial advisor and legal counsel, respectively, to Mobile Mini on this divestiture.

Share Repurchase Program

Highlighting its confidence in Mobile Mini’s long-term strategy and operational excellence, on April 14, 2015 the Board approved an increase of $50 million to the share repurchase program initially announced by the Company in November 2013. This increases total authorized repurchases to $175 million. The shares may be repurchased from time to time in the open market or in privately negotiated transactions.

Non-GAAP Financial Information

In addition to disclosing financial information that is determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information. Reconciliations of these measurements to the most directly comparable GAAP financial measures can be found in our current report on Form 8-K filed in conjunction with this transaction.

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 213,500 portable storage containers and office units with 136 locations in the U.S., United Kingdom, and Canada. Through its wholly-owned subsidiary, Evergreen Tank Solutions, Mobile Mini is also the third largest provider of specialty containment solutions in the U.S., with a lease fleet of approximately 10,300 units and 24 locations. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

Forward Looking Statements

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current information and expectations, which involve a number of risks and uncertainties that could cause actual results to differ materially. The forward-looking statements herein include statements regarding the company’s ability to grow leasing revenue and profit, as well as integrate the acquired business, and objectives of management for future operations. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expand,” “establish,” “expect,” “intend,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology and expressions to identify forward-looking statements. Therefore the company cautions you to not unduly rely on these forward-looking statements and encourages you to understand the risks and uncertainties described herein and as stated in the “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & CFO		The Equity Group Inc.
Mobile Mini, Inc.		Fred Buonocore (212) 836-9607
(480) 477-0241		Linda Latman (212) 836-9609
www.mobilemini.com

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